Exhibit 99.1

NuStar GP Holdings, LLC

Consolidated Financial Information

March 31, 2008 and 2007

(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended March 31,
	2008	2007
	REVISED
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$15,754	$9,557
General and administrative expenses	(742)	(796)
Other expense, net	—	(26)
Interest expense, net	(29)	(4)

Income before income tax benefit	14,983	8,731
Income tax benefit	20	40

Net income	$15,003	$8,771

Basic and diluted net income per unit	$0.35	$0.21

Equity in Earnings of NuStar Energy L.P.:
General partner interest (2%)	$1,014	$544
General partner incentive distribution	5,188	3,910

General partner's interest in earnings of NuStar Energy L.P.	6,202	4,454
Limited partner interest in earnings of NuStar Energy L.P.	10,273	5,824
Amortization of step-up in basis related to NuStar Energy L.P.'s assets and liabilities	(721)	(721)

Equity in earnings of NuStar Energy L.P.	$15,754	$9,557

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest (2%)	$1,211	$954
Incentive distribution rights (Note 2):	5,718	3,910
Limited partner interest-common units	10,067	9,359

Total cash distributions from NuStar Energy L.P.	16,996	14,223
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(742)	(796)
Income tax benefit	20	40
Interest expense, net	(29)	(4)

Distributable cash flow	$16,245	$13,463

Units outstanding	42,500,990	42,500,000
Distributable cash flow per unit	$0.38	$0.32

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.36	$0.32

Total distribution	$15,300	$13,600

NuStar GP Holdings, LLC

Consolidated Financial Information

March 31, 2008 and 2007

(unaudited, thousands of dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities:

	Three Months Ended March 31,
	2008	2007
	REVISED
Net Income	$15,003	$8,771
Adjustments to derive Distributable Cash Flow:
Equity in earnings of NuStar Energy L.P.	(15,754)	(9,557)
Quarterly distribution from NuStar Energy L.P.	16,996	14,223
Other expense, net	—	26

Distributable cash Flow	16,245	13,463
Adjustments to Distributable Cash Flow to derive Net Cash Provided by Operating Activities:
Quarterly distribution from NuStar Energy L.P.	(16,996)	(14,223)
Cash distribution of equity earnings received from NuStar Energy L.P.	15,754	9,557
Net effect of changes in operating accounts	(849)	1,216

Net cash provided by operating activities	$14,154	$10,013

2.	NuStar Energy L.P.'s net income allocation to general and limited partners reflected total cash distributions based upon the partnership interests outstanding as of March 31, 2008. NuStar Energy L.P. issued approximately 5.1 million common units in April 2008. Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. As such, the general partner’s portion of the actual cash payment made with respect to the first quarter 2008, including the incentive distribution rights, will be greater than the net income allocation to the general partner.